Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES

FISCAL 2006 THIRD QUARTER RESULTS

Mentor, Ohio (January 31, 2006) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2006 third quarter ended December 31, 2005. Fiscal 2006 third quarter revenues increased 5% to $287.5 million, compared with $273.8 million in the third quarter of fiscal 2005, driven by growth in all three segments. Operating income was $39.1 million compared with $38.6 million in the fiscal 2005 quarter.

Net income was $28.1 million, or $0.41 per diluted share in the third quarter of fiscal 2006, compared with net income of $24.5 million, or $0.35 per diluted share in the same period last year. During the third quarter, the Company completed the sale, subject to post closing adjustments, of its freeze dryer product line in the Life Sciences segment, which is presented as a discontinued operation. Included in net income is an after-tax gain on the sale of $5.2 million, and a loss of $0.3 million from discontinued operations. Net income from continuing operations was $23.2 million, or $0.34 per diluted share, compared with net income from continuing operations of $23.6 million, or $0.34 per diluted share in the third quarter of fiscal 2005.

“We are pleased with the solid performance of all three of the Company’s segments after a difficult first half. The actions taken in Life Sciences to date have resulted in strengthened segment performance as we witnessed increased revenue, improved backlog levels, and an increase in profitability for the quarter. We remain committed to ongoing improvement in that segment as we continue to take actions to improve our cost structure and drive growth,” said Les C. Vinney, STERIS’s president and chief executive officer. “Similarly, the previously announced decision to transfer our Erie, Pennsylvania manufacturing operations to Mexico reflects the focus of our efforts within the Healthcare segment to strengthen our cost position to support future growth and international expansion.”

STERIS Corporation

News Announcement

Segment Results

Healthcare revenues for the third quarter increased 3% to $203.7 million, primarily as a result of revenues associated with acquired businesses, including strong U.S. sales of the C-Max surgical table. The Healthcare segment’s base capital equipment offering was impacted by market softness in North America as fluctuations in hospital spending reduced demand for large capital projects. Healthcare segment operating profit was $33.1 million for the quarter, compared with $34.6 million in the third quarter of last year. The decline in operating profit is primarily attributable to an increase in operating expenses largely related to growth initiatives.

Life Sciences third quarter revenues increased 2% to $52.7 million compared with $51.6 million in the third quarter of fiscal 2005. All amounts have been adjusted to reflect the sale of the freeze dryer product line, the results of which have been eliminated from both periods. The increase in revenues reflects improved demand in North America, as the Company began to regain momentum in its core product lines. This was partially offset by a revenue decline in Europe. Life Sciences recorded operating profit of $0.7 million in the quarter, compared with a loss of $0.5 million in the same period last year, reflecting improved mix from higher margin recurring revenues and operating expense control initiatives.

Third quarter revenues for Isomedix Services increased 25% to $31.2 million compared with the prior year third quarter, primarily reflecting revenues associated with the acquisition of certain assets of the Cosmed Group. Base processing revenues were flat with last year’s quarter when the Company was able to secure business from a temporary reduction in industry capacity. Segment operating profit was $5.2 million compared with $4.6 million in the prior year quarter. Lower segment operating margin rate primarily reflected a change in revenue mix and a return to normal capacity levels within the industry.

Cash Flow

Cash provided by operations for the first nine months of fiscal 2006 was $99.4 million, compared with $96.0 million in the same period last year. Free cash flow (see note below) was $65.0 million, compared with free cash flow of $57.2 million in the first nine months of fiscal

STERIS Corporation

News Announcement

2005, primarily reflecting reduced capital expenditures. Capital expenditures for the first nine months of fiscal 2006 were $34.3 million, compared with $38.8 million in the same period last year.

During the quarter, the Company repurchased 954,375 shares of its common stock at an average price of $26.09 per common share for a total cash amount of $24.9 million. On January 25, 2006, the Company’s Board of Directors approved a new share repurchase authorization for up to 3 million shares, replacing the previous authorization, under which approximately 150,000 shares remained.

Outlook

In the fourth quarter of fiscal 2006, STERIS anticipates incurring pre-tax costs of approximately $30 million, primarily for non-cash expenses related to asset write downs, and accelerated recognition of pension and retiree medical benefits related to the transfer of manufacturing operations from Erie, Pennsylvania to Mexico. Also included in that estimate are expenses related to certain cost reduction initiatives within the ongoing operations of the Life Sciences and Healthcare segments. In total, the Company anticipates that these actions will impact diluted earnings per share by approximately $0.27 in the fourth quarter of fiscal 2006.

Based upon current results and anticipated trends for the remainder of the fiscal year, the Company expects revenue growth to be in the range of 5% to 6% for the fourth quarter, and in the range of 6% to 7% for the full fiscal year. The Company also anticipates that earnings per diluted share will be in the range of $0.16 to $0.18 for the fourth quarter, and in the range of $1.05 to $1.07, including discontinued operations, for the full fiscal year. Earnings for both periods include the $0.27 per diluted share impact of the expenses referenced above.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

STERIS Corporation

News Announcement

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on January 31, 2006, until 5:00 p.m. Eastern time on February 14, 2006, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Note: Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to invest for growth. Free cash flow is defined as operating cash flow less purchases of property, plant, equipment, and intangibles, net (capital expenditures). STERIS’s calculation of free cash flow may vary from other companies.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

# # #

This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could

STERIS Corporation

News Announcement

cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, and (f) the possibility that anticipated cost savings may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release may adversely impact Company performance, results, or value.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$287,492	$273,765	$829,011	$774,633
Cost of revenues	165,396	157,297	478,156	442,177

Gross profit	122,096	116,468	350,855	332,456

Operating expenses:
Selling, general, and administrative	74,316	69,776	234,196	213,263
Research and development	8,726	8,107	25,564	24,184

	83,042	77,883	259,760	237,447

Income from operations	39,054	38,585	91,095	95,009
Non-operating expense, net	503	633	735	2,020

Income from continuing operations before income tax expense	38,551	37,952	90,360	92,989
Income tax expense	15,386	14,321	34,859	34,406

Income from continuing operations	23,165	23,631	55,501	58,583
Gain on sale of discontinued operations, net of tax	5,225	—	5,225	—
(Loss) income from discontinued operations, net of tax	(301)	826	1,109	2,384

Net income	$28,089	$24,457	$61,835	$60,967

Earnings per common share (EPS) data:
Basic earnings per common share
Continuing operations	$0.34	$0.34	$0.81	$0.85
Discontinued operations	0.07	0.01	0.09	0.03

Net income	$0.41	$0.35	$0.90	$0.88

Diluted earnings per common share
Continuing operations	$0.34	$0.34	$0.80	$0.84
Discontinued operations	0.07	0.01	0.09	0.03

Net income	$0.41	$0.35	$0.89	$0.87

Cash dividends declared per common share outstanding	0.04	—	0.12	—

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	68,205	69,134	68,509	69,206
Diluted number of common shares outstanding	68,826	69,838	69,230	70,008

STERIS Corporation Consolidated Condensed Balance Sheets (In thousands)
	December 31, 2005	March 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,650	$23,547
Accounts receivable, net	209,525	245,471
Inventories, net	121,978	98,487
Other current assets	17,943	15,977
Current assets of discontinued operations	—	36,650

Total Current Assets	394,096	420,132

Property, plant, and equipment, net	406,343	408,848
Goodwill and intangible assets, net	327,088	350,112
Other assets	1,797	1,786
Long term assets of discontinued operations	—	4,844

Total Assets	$1,129,324	$1,185,722

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$58,617	$68,608
Other current liabilities	126,918	130,015
Current liabilities of discontinued operations	—	23,193

Total Current Liabilities	185,535	221,816

Long-term debt	104,659	104,274
Other liabilities	98,552	97,108
Liabilities of discontinued operations	—	6,886
Shareholders’ equity	740,578	755,638

Total Liabilities and Shareholders’ Equity	$1,129,324	$1,185,722

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$203,668	$197,251	$583,420	$544,883
Life Sciences	52,671	51,589	149,932	156,144
STERIS Isomedix Services	31,153	24,925	95,659	73,606

Total Segment Revenues	$287,492	$273,765	$829,011	$774,633

Segment Operating Income (Loss):
Healthcare	$33,059	$34,557	$77,608	$85,180
Life Sciences	746	(541)	(2,807)	(3,886)
STERIS Isomedix Services	5,249	4,569	16,294	13,715

Total Segment Operating Income	$39,054	$38,585	$91,095	$95,009

STERIS Corporation Consolidated Condensed Statements of Cash Flows (In thousands)
	Nine Months Ended December 31,
	2005	2004
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$61,835	$60,967
Non-cash items	26,774	39,978
Working capital adjustments	10,758	(4,994)

Net cash provided by operating activities	99,367	95,951

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(34,282)	(38,793)
Proceeds from sale of discontinued operations	22,111	—
Investments in businesses, net of cash acquired	(1,504)	(53,323)

Net cash used in investing activities	(13,675)	(92,116)

Financing Activities:
Proceeds (payments) under credit facilities, net	1,720	(4,398)
Payments on long-term obligations and capital leases, net	(3,380)	(3,273)
Repurchases of common shares	(64,299)	(33,868)
Cash dividends paid to common shareholders	(8,229)	—
Stock options and other equity transactions, net	10,141	14,581

Net cash used in financing activities	(64,047)	(26,958)
Effect of exchange rate changes on cash and cash equivalents	(542)	1,805

Increase (decrease) in cash and cash equivalents	21,103	(21,318)
Cash and cash equivalents at beginning of period	23,547	80,300

Cash and cash equivalents at end of period	$44,650	$58,982

	Nine Months Ended December 31,
	2005	2004
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$99,367	$95,951
Purchases of property, plant, equipment, and intangibles, net	34,282	38,793

Free Cash Flow from Continuing Operations	$65,085	$57,158

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment, and intangibles, net (capital expenditures). Free cash flow is a non-GAAP figure used by the Company as a measure to gauge its ability to invest for growth. STERIS’s calculation of free cash flow may vary from other companies.